          August 12, 2011

Orsus Xelent Technologies, Inc.
29th Floor, Tower B
Chaowai MEN Office Building
26 Chaowai Street, Chaoyang District
Beijing, People’s Republic of China 100020

Re:           Registration Statement - Form S-3

Ladies and Gentlemen:

We have acted as counsel for Orsus Xelent Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) for the registration of up to $6,000,000 principal aggregate amount of securities (the “Securities”) consisting of (a) shares of common stock of the Company, par value $0.001 per share (the “Common Stock”); (b) shares of preferred stock of the Company, par value $0.001 per share (the “Preferred Stock”); (c) debt securities of the Company (the “Debt Securities”); (d) warrants to purchase Common Stock or Preferred Stock or Debt Securities (the “Warrants”); and (e) subscription rights to purchase Common Stock, Preferred Stock or Debt Securities (the “Rights”).

The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, an amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) and pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”).

Except as otherwise set forth in the applicable Prospectus Supplement: (a) any Common Stock will be issued under the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”); (b) any series of Preferred Stock will be issued under the Certificate of Incorporation, and by adoption of the Board of Directors of the Company of resolutions determining the rights, designations and other terms of such series of Preferred Stock; (c) any Debt Securities will be issued under one or more indentures to be filed in one or more Prospectus Supplements to the Registration Statement, with appropriate insertions (the “Indenture”), to be entered into by the Company and a trustee or trustees to be named by the Company (“Trustee”); (d) any Warrants will be issued under warrant agreements (“Warrant Agreements”), to be entered into by the Company and warrant agents to be named by the Company (each a “Warrant Agent”); and (e) any Rights will be issued under rights agreements (“Rights Agreements”) to be entered into by the Company and rights agents to be named by the Company (each a “Rights Agent”).

As part of the corporate actions taken and to be taken in connection with the issuance of the Securities (the “Corporate Proceedings”), the Board of Directors or a committee will, before the Securities are issued and sold under the Registration Statement, authorize the issuance and approve the terms of any Securities to be issued and sold from time to time under the Registration Statement, within the limits of the then remaining authorized but unreserved and unissued amounts of such Securities.

You have requested our opinions as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering these opinions, we have examined the Registration Statement, the Company’s Certificate of Incorporation, as amended, and Bylaws, and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. For the purposes of this opinion letter, we have assumed that (a) each document submitted to us is accurate and complete; (b) each such document that is an original is authentic; (c) each such document that is a copy conforms to an authentic original; and (d) all signatures on each such document are genuine.  We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.  We have not verified any of those assumptions.

Our opinions forth in this letter are limited to the law of the State of Delaware.

Based upon and subject to the foregoing, it is our opinion that:

1.           Upon (a) the completion of all required Corporate Proceedings relating to the issuance of the Common Stock, and (b) the execution, issuance and delivery of the certificates representing the Common Stock against payment of the authorized consideration therefor, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

2.           Upon (a) the completion of all required Corporate Proceedings relating to the issuance of the Preferred Stock including, without limitation, the adoption by the Board of Directors of the Company of resolutions determination the rights, designations and other terms of such series of Preferred Stock and (b) the due execution, issuance and delivery of certificates representing the Preferred Stock against payment of the authorized consideration therefor, the Preferred Stock will be duly authorized, validly issued, fully paid and non-assessable.

3.           Upon (a) the due authorization, execution and delivery of the Indenture by the Company and (b) the qualification of such Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), such Indenture will constitute a valid and binding obligation of the Company.

4.           Upon (a) the execution and delivery of the Indenture by the Company, (b) the qualification of such Indenture under the Trust Indenture Act, (c) the completion of all required Corporate Proceedings relating to the issuance and terms of the Debt Securities, (d) the due execution and delivery of the Debt Securities, and (e) the due authentication of the Debt Securities by the Trustee, the Debt Securities will be valid and binding obligations of the Company.

5.           Upon (a) the completion of all required Corporate Proceedings relating to the issuance and terms of the Warrants, (b) the due execution and delivery of Warrant Agreements by the Company, (c) the due execution and delivery of the related Warrants, and (d) the due authentication of the related Warrants by the Warrant Agent, the Warrants will constitute valid and binding obligations of the Company.

6.           Upon (a) the completion of all required Corporate Proceedings relating to the issuance and terms of the Rights, (b) the due execution and delivery of Rights Agreements by the Company, (c) the due execution and delivery of the related Rights, and (d) the due authentication of the related Rights by the Rights Agent, the Rights will constitute valid and binding obligations of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Prospectus, which forms a part thereof.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP